Exhibit (a)(1)(xxv)

PRESS RELEASE

Takeda and TiGenix Announce Results of Second Acceptance Period for the Voluntary and Conditional Public Takeover Bid in respect of TiGenix and Commencement of Simplified Squeeze-out and Intention to Delist the ADSs from Nasdaq, Terminate the ADS Facility and Terminate TiGenix’s U.S. Reporting Obligations

•	The number of Securities tendered into the Bid, together with all Securities owned by Takeda and its affiliates, represents or gives access to 96.03% of the voting rights represented or given access to by all of the outstanding Securities on a fully diluted basis.
•	Following settlement of the Securities, Takeda will own 96.08% of the outstanding Ordinary Shares (including Ordinary Shares represented by ADSs) and will have acquired 95.76% of the Ordinary Shares that were the subject of the Bid. The conditions for a simplified squeeze-out under Belgian law have therefore been met.
•	The squeeze-out period will commence today, July 6, 2018, and will expire on July 26, 2018.
•	Following the squeeze-out, TiGenix will become a wholly owned subsidiary of Takeda and the Ordinary Shares will be automatically delisted from Euronext Brussels. TiGenix intends to effect the delisting of the ADSs from Nasdaq, terminate the ADS Facility and terminate TiGenix’s U.S. reporting obligations.

Osaka, Japan and Leuven, Belgium, July 6, 2018, 7 a.m. CEST – Takeda Pharmaceutical Company Limited (TSE: 4502) (“Takeda”) and TiGenix NV (Euronext Brussels and Nasdaq: TIG) (“TiGenix”) today announced the results of the second acceptance period of Takeda’s previously announced tender offer (the “Bid”) in cash for all outstanding ordinary shares (“Ordinary Shares”), warrants (“Warrants”) and American Depositary Shares (“ADSs,” and together with the Ordinary Shares and the Warrants, the “Securities”) of TiGenix that are not yet owned by Takeda and its affiliates, which expired as scheduled on July 3, 2018, at 4 p.m. CEST/10 a.m. EDT.

The Bid, which was made pursuant to the offer and support agreement entered into between Takeda and TiGenix on January 5, 2018 (the “Offer and Support Agreement”), is comprised of two separate offers – (i) an offer to all holders of Ordinary Shares and Warrants in accordance with the applicable law in Belgium (the “Belgian Offer”) and (ii) an offer to holders of Ordinary Shares who are resident in the U.S. in accordance with applicable U.S. law and to holders of ADSs wherever located (the “U.S. Offer”).

Takeda confirmed that, as of the expiration of the second acceptance period on July 3, 2018, a total of 272,439,858 Ordinary Shares (including 20,738,900 Ordinary Shares represented by ADSs) and a total of 12,212,006 Warrants had been validly tendered into the Bid and not withdrawn. As a result, taking into account all Securities owned by Takeda and its affiliates (including Ordinary Shares issued on July 2, 2018 as a result of the exercise of Warrants by Takeda), following settlement of the Securities tendered in the second acceptance period, Takeda will hold 96.08% of all Ordinary Shares (including Ordinary Shares represented by ADSs) and will have acquired 95.76% of the Ordinary Shares that were the subject of the Bid. Payment for the Ordinary Shares, Warrants and ADSs validly tendered and not withdrawn in the second acceptance period is currently expected to commence on July 10, 2018.

Takeda confirms that the conditions for a simplified squeeze-out, in accordance with articles 42 and 43 of the Belgian Royal Decree on Public Takeover Bids and article 513 of the Belgian Companies Code, have been met as, following settlement of the Securities tendered in the second acceptance period, Takeda will own more than 95% of the outstanding Ordinary Shares (including Ordinary Shares represented by ADSs) and will have acquired more than 90% of the Ordinary Shares that were the subject of the Bid.

The squeeze-out period for the Belgian Offer and the U.S. Offer will commence today, July 6, 2018, at 9 a.m. CEST, and 9 a.m. EDT, respectively, and is scheduled to expire on July 26, 2018, at 4 p.m. CEST, and 10 a.m. EDT, respectively. The results of the squeeze-out period are expected to be published on July 31, 2018. Payment for the Securities validly tendered and not withdrawn in the squeeze-out period is currently scheduled for July 31, 2018.

During the squeeze-out period, holders of Ordinary Shares, Warrants and ADSs can tender their Securities in the Bid by following the instructions set out in the prospectus or the tender offer statement on Schedule TO, as applicable to them.

Ordinary Shares (including Ordinary Shares represented by ADSs) and Warrants not tendered into the squeeze-out will be deemed transferred to Takeda by operation of Belgian law at the end of the squeeze-out period. The funds necessary to pay for untendered Ordinary Shares (including Ordinary Shares represented by ADSs) and Warrants will be deposited with the Belgian Bank for Official Deposits (Deposito- en Consignatiekas / Caisse des Dépôts et Consignations) in favor of the holders of Ordinary Shares and Warrants who did not previously tender into the squeeze-out.

Following the squeeze-out, TiGenix will become a wholly owned subsidiary of Takeda and the Ordinary Shares will be automatically delisted from Euronext Brussels. As further described below, TiGenix also intends to delist the ADSs from the Nasdaq Global Select Market (“Nasdaq”), terminate the ADS Facility and terminate its U.S. reporting obligations.

“Takeda and TiGenix are pleased to announce the successful progression of this transaction as we move forward with the integration of the two companies,” said Asit Parikh, Head of Takeda’s Gastroenterology Therapeutic Area Unit. “We are excited about our future together, as well as the benefit we can provide to patients with GI disorders. As we look ahead, we are aiming to be fully integrated by the end of our fiscal year to ensure we can continue to build on the value we’re providing to those with GI disorders as quickly and efficiently as possible.”

TiGenix’s intention to delist the ADSs from Nasdaq, terminate the ADS Facility and terminate its U.S. reporting obligations.

TiGenix is notifying The Nasdaq Stock Market today of its determination to withdraw the ADSs from listing on Nasdaq and to withdraw the registration of the Ordinary Shares under Section 12(b) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”). TiGenix’s board of directors (the “Board of Directors”) intends to cause TiGenix to file a Form 25 with the U.S. Securities and Exchange Commission (the “SEC”) on or about July 16, 2018, to effect the delisting and withdrawal from registration under Section 12(b) of the Exchange Act. TiGenix expects the Form 25 to become effective 10 days after it is filed, unless TiGenix withdraws it or the SEC postpones its effectiveness, at which point the ADSs will no longer trade on Nasdaq. Once the Form 25 becomes effective, the Board of Directors intends to cause TiGenix to request the termination of the existing deposit agreement among TiGenix, Deutsche Bank Trust Company Americas and holders of the ADSs (the “ADS Facility”). The Board of Directors also intends to cause TiGenix to file a Form 15F with the SEC to deregister with the SEC and terminate TiGenix’s U.S. reporting obligations once the Board of Directors confirms that the applicable conditions to do so are met.

Subject to compliance with applicable regulations, the Board of Directors has determined to withdraw the ADSs from listing on Nasdaq, to terminate the ADS Facility and to withdraw the registration of the Ordinary Shares under the Exchange Act based on the fact that following consummation of the squeeze-out, TiGenix will be wholly owned by Takeda.

TiGenix has not arranged for the listing of ADSs on any other national securities exchange and has not made any arrangements for the quotation of ADSs in a quotation medium (as defined under applicable SEC rules and regulations).

TiGenix reserves the right, for any reason, to delay the filings mentioned herein, to withdraw them prior to effectiveness, and to otherwise change its plans in respect of delisting, termination of the ADS Facility, deregistration and termination of its U.S. reporting obligations.

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Media Contacts – Takeda:

Kazumi Kobayashi

Media in Japan

T: +81 3 3278 2095

kazumi.kobayashi@takeda.com

Luke Willats

Media outside of Japan

T: +41 44 555 1145

luke.willats@takeda.com

Media Contacts – TiGenix:

Claudia Jiménez

Senior Director, Investor Relations and Communications

T: +34 91 804 9264

claudia.jimenez@tigenix.com

Media enquiries

Consilium Strategic Communications

T: +44 20 3709 5700

tigenix@consilium-comms.com

Takeda’s Commitment to Gastroenterology

Gastrointestinal (GI) diseases can be complex, debilitating and life-changing. Recognizing this unmet need, Takeda and our collaboration partners have focused on improving the lives of patients through the delivery of innovative medicines and dedicated patient disease support programs for over 25 years. Takeda aspires to advance how patients manage their disease. Additionally, Takeda is leading in areas of gastroenterology associated with high unmet need, such as inflammatory bowel disease, acid-related diseases and motility disorders. Our GI research & development team is also exploring solutions in celiac disease, advanced liver disease and microbiome therapies.

About Takeda Pharmaceutical Company Limited

Takeda Pharmaceutical Company Limited (TSE: 4502) is a global, research and development-driven pharmaceutical company committed to bringing better health and a brighter future to patients by translating science into life-changing medicines. Takeda focuses its R&D efforts on oncology, gastroenterology and neuroscience therapeutic areas plus vaccines. Takeda conducts R&D both internally and with partners to stay at the leading edge of innovation. Innovative products, especially in oncology and gastroenterology, as well as Takeda’s presence in emerging markets, are currently fueling the growth of Takeda. Approximately 30,000 Takeda employees are committed to improving quality of life for patients, working with Takeda’s partners in health care in more than 70 countries. For more information, visit https://www.takeda.com/newsroom/.

About TiGenix

TiGenix NV (Euronext Brussels and NASDAQ: TIG) is an advanced biopharmaceutical company developing novel therapies for serious medical conditions by exploiting the anti-inflammatory properties of allogeneic, or donor-derived, stem cells. TiGenix is headquartered in Leuven (Belgium) and has operations in Madrid (Spain) and Cambridge, MA (USA). For more information, please visit http://www.tigenix.com.

Forward-looking information

This press release may contain forward-looking statements and estimates with respect to the anticipated future performance of TiGenix and the market in which it operates, statements regarding the expected consummation of the tender offer and statements regarding the expected timeline for TiGenix’s filing of the Form 25, the delisting of the ADSs from the Nasdaq Global Select Market and TiGenix’s deregistration and termination of U.S. reporting obligations, which involves a number of risks and uncertainties, including the possibility that the transaction will not be completed, the impact of general economic, industry, market or political conditions, and the other risks and uncertainties discussed in TiGenix’s public filings with the SEC, including the “Risk Factors” section of TiGenix’s Form 20-F filed on April 16, 2018, as well as the tender offer documents filed by Takeda on April 30, 2018, as amended or supplemented from time to time, and the solicitation/recommendation statement filed by TiGenix on April 30, 2018, as amended or supplemented from time to time. Certain of these statements, forecasts and estimates can be recognized by the use of words such as, without limitation, “believes”, “anticipates”, “expects”, “intends”, “plans”, “seeks”, “estimates”, “may”, “will” and “continue” and similar expressions. They include all matters that are not historical facts. Such statements, forecasts and estimates are based on various assumptions and assessments of known and unknown risks, uncertainties and other factors, which were deemed reasonable when made but may or may not prove to be correct. Actual events are difficult to predict and may depend upon factors that are beyond TiGenix’s control. Therefore, actual results, the financial condition, performance, timing or achievements of TiGenix, or industry results, may turn out to be materially different from any future results, performance or achievements expressed or implied by such statements, forecasts and estimates. Given these uncertainties, no representations are made as to the accuracy or fairness of such forward-looking statements, forecasts and estimates. Furthermore, forward-looking statements, forecasts and estimates only speak as of the date of the publication of this press release. Takeda and TiGenix disclaim any obligation to update any such forward-looking statement, forecast or estimates to reflect any change in TiGenix’s expectations with regard thereto, or any change in events, conditions or circumstances on which any such statement, forecast or estimate is based, except to the extent required by Belgian law.

This communication constitutes communication within the scope of article 31 and 33 of the Belgian Law of April 1, 2007 on public takeover bids.

Prospectus and Response Memorandum

The prospectus and the response memorandum have been approved by the Financial Services and Markets Authority on April 24, 2018. The prospectus (including the acceptance form and the response memorandum) is available free of charge by calling +32 (0)2 433 41 13. An electronic version of the prospectus (including the acceptance form and the response memorandum) is also available on the websites of BNP Paribas Fortis SA/NV (www.bnpparibasfortis.be/epargneretplacer (French and English) and www.bnpparibasfortis.be/sparenenbeleggen (Dutch and English)), Takeda (http://www.takeda.com/newsroom) and TiGenix (http://tigenix.com/takeda-takeover-bid).

Important Additional Information for U.S. Investors

The tender offer for the Ordinary Shares, Warrants and ADSs has commenced. This communication is for informational purposes only and is neither a recommendation, an offer to purchase nor a solicitation of an offer to sell any securities of TiGenix.

Security holders of TiGenix are urged to read the offer documents which are available at www.sec.gov. The U.S. Offer is being made pursuant to an offer to purchase and related materials. Takeda has filed a tender offer statement on Schedule TO with the SEC with respect to the U.S. Offer on April 30, 2018, as amended or supplemented from time to time. TiGenix has filed a solicitation/recommendation statement on Schedule 14D-9 with the SEC with respect to the U.S. Offer on April 30, 2018, as amended or supplemented from time to time.

Holders of ADSs and Ordinary Shares subject to the U.S. Offer who wish to participate in the U.S. Offer, are urged to carefully review the documents relating to the U.S. Offer that has been filed by Takeda with the SEC, as amended or supplemented from time to time, since these documents contain important information, including the terms and conditions of the U.S. Offer. Holders of ADSs and Ordinary Shares subject to the U.S. Offer who wish to participate in the U.S. Offer, are also urged to read the related solicitation/recommendation statement on Schedule 14D-9 relating to the U.S. Offer that has been filed with the SEC by TiGenix, as amended or supplemented from time to time, since it contains important information. You may obtain a free copy of these documents and other documents at the SEC’s website at

www.sec.gov. Investors and security holders may also obtain free copies of the solicitation/recommendation statement on Schedule 14D-9, as amended or supplemented from time to time, and other documents filed with the SEC by TiGenix at www.tigenix.com. The Schedule TO, including the offer to purchase and related materials, and the Schedule 14D-9, including the solicitation/recommendation statement, may also be obtained for free by contacting Georgeson LLC, the information agent for the tender offer, at +1 866 391 6921/tig-offer@georgeson.com. In addition to the offer and certain other tender offer documents, as well as the solicitation/recommendation statement, TiGenix files reports and other information with the SEC. You may read and copy any reports or other information filed by TiGenix at the SEC Public Reference Room at 100 F Street, N.E., Washington, D.C. 20549. Please call the SEC at 1-800-SEC-0330 for further information on the Public Reference Room. TiGenix’s filings at the SEC are also available to the public from commercial document-retrieval services and at the website maintained by the SEC at www.sec.gov.

YOU SHOULD READ THE FILINGS MADE BY TAKEDA AND TIGENIX WITH THE SEC CAREFULLY BEFORE MAKING A DECISION CONCERNING THE U.S. OFFER.